Exhibit 99.1

Freshpet Strengthens Leadership Team with Strategic Appointments Across Finance and Supply Chain

Appoints John O’Connor as Chief Financial Officer
Appoints Ana Lopez as Senior Vice President Supply Chain
Company Reaffirms Full Year 2025 Outlook

BEDMINSTER, N.J. – February 4, 2026 – Freshpet, Inc. (“Freshpet” or the “Company”) (Nasdaq: FRPT) today announced the appointment of John O’Connor as Chief Financial Officer, effective February 9, 2026, and Ana Lopez as Senior Vice President of Supply Chain, effective February 2, 2026. Mr. O’Connor succeeds Ivan Garcia, who has served as Interim Chief Financial Officer since October 2025 and will continue with the Company as Senior Vice President of Finance. Mr. O’Connor will report to Chief Executive Officer Billy Cyr, and Ms. Lopez will report to Chief Operating Officer Nicki Baty.

“John and Ana are exceptional leaders whose experience sits squarely at the intersection of food and health — exactly where Freshpet operates,” said Billy Cyr, Freshpet’s Chief Executive Officer. “John brings deep financial leadership and animal health expertise, having spent much of his career helping scale and transform businesses dedicated to improving the lives of pets. Ana brings world-class supply chain experience across health, food, and highly regulated environments. As we continue to focus on transforming the health and vitality of pets, we are intentionally building out a leadership team that can support that mission and fuel our next phase of growth.”

“We are also incredibly grateful to Ivan Garcia for his leadership and steady guidance as Interim CFO over the past several months,” added Cyr. “Ivan played a critical role during a period of transition, and we are fortunate to continue benefiting from his experience and deep knowledge of Freshpet as he steps into the role of Senior Vice President of Finance.”

In conjunction with this announcement, the Company has reaffirmed its guidance for fiscal 2025 provided in the Company’s press release on November 3, 2025. The Company expects to report financial results for its fourth quarter and full year 2025 on Monday, February 23, 2026.

John O’Connor Biography
John O’Connor joins Freshpet with over 20 years of financial leadership experience, including extensive tenure in animal health and pet care. Most recently, he served as Senior Vice President, Global Commercial Finance at Zoetis, the world’s largest animal health company. He previously served as Chief Financial Officer of Thrive Pet Healthcare, a leading veterinary services platform, and held senior finance, investor relations, and capital markets roles at Zoetis and Pfizer. Mr. O’Connor holds a Master of Public Policy Analysis from the College of William & Mary and a Bachelor of Arts in Government from the College of William & Mary. He is also a CFA® Charterholder.

Ana Lopez Biography
Ana Lopez joins Freshpet with more than 20 years of global supply chain leadership across food, consumer packaged goods, and healthcare. Most recently, she served as Senior Vice President, North America Foods Supply Chain at Unilever, where she led end-to-end supply chain operations supporting a multi-billion-dollar portfolio. Her background includes senior leadership roles at Johnson & Johnson across medical devices, pharmaceuticals, and consumer health. Ms. Lopez holds a Master of Business Administration in Healthcare Management from Regis University, a Master of Science in Industrial Engineering from Universidad de las Américas, and a Bachelor of Science in Industrial Engineering from Universidad Iberoamericana.

About Freshpet
Freshpet's mission is to elevate the way we feed our pets with fresh food that nourishes all. Freshpet foods are blends of fresh meats, vegetables and fruits farmed locally and made at our Freshpet Kitchens. We thoughtfully prepare our foods using natural ingredients, cooking them in small batches at lower temperatures to preserve the natural goodness of the ingredients. Freshpet foods and treats are kept refrigerated from the moment they are made until they arrive at Freshpet Fridges in your local market.

Our foods are available in select grocery, mass, digital, pet specialty, and club retailers across the United States, Canada and Europe, as well as online in the U.S. From the care we take to source our ingredients and make our food, to the moment it reaches your home, our integrity, transparency and social responsibility are the way we like to run our business. To learn more, visit www.freshpet.com.
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Investor Contact:
Rachel Ulsh
Rulsh@freshpet.com

Media Contact:
Press@freshpet.com